UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 12, 2007

The Meridian Resource Corporation
(Exact name of registrant as specified in its charter)

TEXAS	1-10671	76-0319553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1401 ENCLAVE PARKWAY SUITE 300 HOUSTON TX	77077
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   281-597-7000

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On August 30, 2007, the Board of Directors (the "Board") of The Meridian Resource Corporation (the "Company") appointed Mr. G.M. Byrd Larberg and Mr. Paul Ching to serve as additional members of the Board, such appointments to be effective as of January 1, 2008. Mr. Larberg was appointed to serve as a Class II Director and Mr. Ching was appointed to serve as a Class III Director. The Board has not yet appointed Mr. Larberg or Mr. Ching as members of any committee.

As new members of the Board, each of Messrs. Larberg and Ching will be entitled under the Company's 2006 Director Incentive Plan to an option to purchase 15,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant, subject to vesting requirements. As members of the Board, the Company will also pay each of Messrs. Larberg and Ching an annual retainer, payable in quarterly installments, of $25,000, and will pay each of them $2,500 for each Board meeting each attends in person or $1,000 for each Board meeting each attends telephonically.

In 2007 through the date of this report, the Company has paid Mr. Larberg approximately $140,000 for consulting services in connection with certain oil and gas operational matters, and the Company may pay Mr. Larberg additional fees for consulting services in the future. Except for such consulting fees, there are no other current or proposed transactions between the Company and Mr. Larberg or his immediate family members requiring disclosure under Item 404(a) of Regulations S-K promulgated by the Securities and Exchange Commission. There are no current or proposed transactions between the Company and Mr. Ching or his immediate family members requiring disclosure under Item 404(a) of Regulations S-K promulgated by the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits.

    Exhibit 99.1.       Press release dated September 12, 2007

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Meridian Resource Corporation (Registrant)
September 14, 2007 (Date)	/s/ LLOYD V. DELANO Lloyd V. DeLano Senior Vice President and Chief Accounting Officer

Exhibit Index
99.1	Press release dated September 12, 2007